EXHIBIT 99.2

        PHARMACOPEIA

HOSTS:	Dr. Joseph Mollica John Hanlon

DATE: April 30, 2003

TIME: 5:00 p.m. EST

        Operator: Good afternoon and welcome, ladies and gentlemen, to the Pharmacopeia conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the Company we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Dr. Joseph Mollica.

        Dr. Joseph Mollica: Well thank you and good afternoon, everyone. Joining me today is Mark Emkjer, who some of you have met as the new President of our Accelrys software division, and John Hanlon, Pharmacopeia's Chief Financial Officer. We released first quarter 2003 results earlier today and during this call we will be discussing future events. As always I caution you that actual results or events in the future may differ from projections contained in our forward-looking statements. We refer you to today's earnings press release as well as our periodic SEC filings for a more in-depth analysis of the Company and we disclaim any responsibility to update forward-looking statements.

        We are pleased to report improved operating results in the first quarter of 2003 compared to the 2002 first quarter. We generated higher revenue in our Drug Discovery division in the first quarter as compared to the comparable quarter last year despite the difficult market conditions impacting chemistry services companies. This market environment, of course, also creates challenges for scientific software businesses such as Accelrys as the technology spending slump persists and the biotech sector continues to struggle. Accelrys software revenue was lower in the first quarter by approximately $2.4 million or 12 percent as compared to the comparable quarter of 2002. On a consolidated basis, although total Pharmacopeia revenue was lower in the first quarter we were able to nevertheless improve our operating results considerably due to the restructuring and other cost containment initiatives we commenced in the second half of last year. As a result of these efforts Pharmacopeia's total operating expenses were $4.4 million lower in the first quarter of 2003 compared to the comparable quarter last year. This would indicate that we will easily meet our prediction of cutting our annual costs by at least $8 million as we stated last year. John Hanlon will provide more detail on these results later in the call.

        At Pharmacopeia Drug Discovery, we signed three substantial agreements in the quarter: an extension of our collaboration with AstraZeneca, our third agreement with Novartis and a new agreement with Celgene. We also announced the achievement of research milestones with Daiichi and Schering AG. With the Daiichi milestone, Pharmacopeia now has six programs with its partners poised for clinical development. We believe these achievements validate our contribution to our partners' internal drug discovery programs and we are optimistic that our rate of milestone achievement will continue to accelerate in 2003 and beyond. During the quarter, we entered into a strategic alliance with Wu Xi PharmaTech of Shanghai. Wu Xi was established and is run by Dr. Ge Li who is one of the founding chemists of Pharmacopeia. This alliance will enable us to offer high quality chemistry and products at competitive prices in support of our customers' pre-clinical R&D programs.

        As I have noted, the IT spending malaise continues to inhibit our ability to grow revenue in our Accelrys software division. However, we have maintained our strong relationships with major pharmaceutical customers. In fact, during the first quarter we renewed license agreements with Eli Lilly, Aventis, ScheringPlough, Novartis, GSK and others. Accelrys operating expenses in the quarter were $3.4 million lower than in 2002. Mark Emkjer and the Accelrys team remain focused on expense reduction and continue to institute cost containment policies designed to drive the software business to profitability. As part of his efforts to implement the lower cost operating model while expanding Accelrys' R&D capacity, Mark is establishing Accelrys of India based in Bangalore. This initiative seeks to capitalize on the high quality, low cost software development capabilities that are available in India. We will tell you more about Accelrys of India in the coming months.

        In summary then, we and our partners and competitors are operating in a difficult market environment. We are aggressively taking measures to control operating costs and to augment the R&D resources we need to continue to deliver high quality services and products. Today we have more than 100 fewer employees in our business than at March 31, 2002. We generated importantly over $5 million in cash in the first quarter and we are renewing and expanding our relationships with the best pharmaceutical, industrial and technology companies in the world. Let me now turn the call over to John Hanlon, our CFO, and then we'll entertain your questions. John?

        John Hanlon: Thank you, Joe. For our first quarter ended March 31, 2003, total revenue was $24.7 million. This compares to the $26.8 million of total revenue reported in the first quarter of 2002. Software revenue was $17.2 million in the quarter down from $19.6 million a year ago. Drug Discovery revenue increased to $7.5 million in the quarter from $7.2 million in 2002. Software revenue was lower principally due to the lack of annual license renewals in the biotech sector throughout the world. Total gross margin was 56 percent of revenue in 2003's first quarter compared to 64 percent of revenue in 2002. At Accelrys cost of revenue was 30 percent in 2003 compared to 24 percent in 2002. The higher percentage cost of revenue in software is attributable to a different product mix and to enhancements in the post sales support infrastructure which is fully charged to cost of sales. Lower revenues will drive a lower margin. Other lower margin consulting projects in 2003 also contributed to the margin decline. In the Drug Discovery division cost of revenue was 77 percent in 2003 compared to 67 percent in 2002. In the first quarter of 2003 Drug Discovery gross margin was lower as more of our employees were committed to funded programs than in the comparable quarter of 2002. We expect that when certain milestones are achieved in Drug Discovery later in 2003, revenue associated with those milestones will adjust this imbalance and bring gross margin more in line with our historical experience. SG&A expense was down $2.4 million at 59 percent of revenue in 2003 compared to 64 percent of revenue in 2002 as a result of the restructuring. Research and development expense also was lower, down from $7.3 million or 27 percent of revenue in the first quarter of 2002 to $5.7 million or 23 percent of revenue in 2003. The lower R&D spend in the quarter just completed was due to the planned consolidation of research facilities at Accelrys and the allocation of lab employees to funded projects. As noted earlier the 2002 restructuring did not affect R&D head count.

        As a result of the foregoing, Pharmacopeia's total operating expenses were $4.4 million lower in the first quarter of 2003 than in 2002, at 81 percent of revenue in 2003 compared to 91 percent of revenue in 2002. Interest income was lower in 2003 at $1.1 million compared to $1.3 million 2002, due to lower cash balances and lower interest rates in 2003. Tax expense was $377,000 in Q1, 2003, compared to $121,000 in 2002. Factors driving this increase included our projection of increased profitability in our foreign entities for 2003, the disallowance of NOL's in states like California and New Jersey and the lack of available NOL's in the UK in 2003. Our NOL's were fully utilized through 2002 in the United Kingdom. For federal tax purposes it should be noted that the Company has over $75 million worth of NOLs available for future use.

        The net loss that was recorded in the first quarter of 2003 was lower than in 2002, $5.5 million or $0.23 cents per share versus $6.0 million or $0.25 cents per share a year ago. Our balance sheet remains strong. At March 31, 2003, cash, cash equivalents and marketable securities totaled $146.4 million compared to $141.1 million at December 31, 2002. We generated over $5 million in cash in the first quarter. Our days sales outstanding and accounts receivable also improved by a factor of 25 percent year-on-year. Regarding financial guidance for the remainder of 2003, as we have stated previously we expect to be in a position to provide updated guidance in connection with our second quarter results. Please remember that Q1 performance in our Accelrys division has never been predictive of our full year results. Joe?

        J. Mollica: Well thank you, John. I'd like to encourage investors and analysts on the call to ask questions now rather than later in individual phone calls. As you know, in light of SEC guidelines we will be unable to answer questions of a material nature on an individual basis. For those of you listening to this call via the Web cast or for those of you with access to replay please feel free to contact us to review any topics discussed in this call. I will now allow the call to be opened for questions.

        Operator: Thank you. The question and answer session will begin at this time. If you are using a speakerphone please pick up the handset before pressing any numbers. Should you have a question please press one, four, on your pushbutton telephone. If you wish to withdraw your question please press one, three. Your questions will be taken in the order they are received. Please stand by for your first question. Our first question is coming from Stefan Loren. Please state your question.

        Stefen Loren: Yes hi. It's Stefan Loren from Legg Mason. Good afternoon.

        J. Mollica: Hi, Stefan.

        J. Hanlon: Hello, Stefan.

        S. Loren: Just a few quick questions going down the line. First of all there was a positive impact that you reported from restructuring. I was wondering if you could go into that a little bit?

        J. Hanlon: Well, as we stated last Q3, Stefan, by virtue of head count cuts, which were around 80, we projected that we would cut $8 million of annual spending out of the business. We have beat that. It's certainly not a straight line of course, Q4 being so dramatically different than the remaining quarters in software but we're certainly well on our way to exceeding that. There's a note you might see in a line item on the P&L where we have recaptured $384,000 of that original $4.3 million restructuring charge. That is under current rules. The restructuring is over. There is nothing left on our balance sheet and we ran that credit through the P&L this quarter.

        S. Loren: Gotcha. Well, the restructuring was originally taken as a one-time charge. Is that correct?

        J. Hanlon: Correct.

        S. Loren: OK.

        J. Hanlon: September 30, '02, $4.3 million.

        S. Loren: Gotcha. Okay a couple of other things. Were you impacted in a positive way overseas with the exchange rates?

        J. Hanlon: Interestingly enough we sell principally on the software side, certainly, actually both businesses to multi-nationals, and as a result of that we have always billed our customers overseas, at least in Europe, in US dollars so no, we did not see a benefit to the weakening of the dollar. In fact, because we have so many people in Europe we were impacted negatively by virtue of spending in the UK, France and Germany on head count.

        S. Loren: Okay great. Also with the renewals that came out last quarter I was wondering if you're still getting the same number of seats at each site? Are you seeing a contraction in the seats or an expansion at the present time?

        Mark Emkjer: Stefan, it's Mark Emkjer. We're seeing contraction in the biotech sector specifically. I believe with the pharma and the industrial chemical we're seeing licenses actually in some cases expand, but again I think the contraction in the biotech sector is continuing.

        S. Loren: Great. One final question and I'll get back in the queue. Just what are your plans for Linux at this point in migrating to the Linux operating system if you have any?

        M. Emkjer: Sure we do. In fact, many of our products on the server side are already running on Linux and we're going to continue to expand that as our clients request. On the client side we have yet to make that decision. We're getting very mixed signals from our client base. There's a few that feel strongly about it and there's a majority of them that are content with Windows but it's something that we're surveying our client base and we're going to continue to look at that.

        S. Loren: Is that mostly the biotechs at this point that are looking for that or are you seeing some response with the pharmas as well?

        M. Emkjer: Yeah, I also want to comment that we are spending money at this time or investing in converting to the Windows platform, the Discovery Studio, the Material Studio platform and that's well under way as you know.

        S. Loren: Got it. Just in terms of the Linux activity though are you seeing some of that in the pharmas or is that mostly confined to the biotechs?

        M. Emkjer: We're seeing it in both actually.

        S. Loren: Great. Thank you.

        Operator: Once again, ladies and gentlemen, if you do have a question, please press one followed by the four at this time. If there are no further questions I will now turn the conference back to Dr. Mollica.

        J. Mollica: Okay again thank you for participating on our call. We look forward to updating you on our progress at the end of our second quarter and as always we thank you for your continued support at Pharmacopeia. Again, thank you very much.

        Operator: Ladies and gentlemen, this concludes the conference call for today. Thank you all for participating and have a nice day. All parties may now disconnect.

(conference concluded)